Exhibit 10.3

INFRASTRUCTURE FEE AGREEMENT

The Infrastructure Fee Agreement (this "Agreement") is entered in Nevada, USA and dated September 29, 2014 by and between the following two parties:

(1)	Clone Algo Technologies Inc. (“CATI”) Legal Address: 3753 Howard Hughes Parkway, Suite 200 Las Vegas, NV 89169 USA Legal Representative: Mr. Nakul Gupta

(2) :	Tradeology Ltd. (“Tradeology”) Legal Address: 1 Changi North, Street 1, Lobby 1 Singapore 498789 Legal Representative: Mr. T. Thiru (Individually a "Party", and collectively the "Parties")

WHEREAS:

A.	CATI owns information technology services and software.

B.	Tradeology is, among other things, in the business of maintaining and servicing intellectual property infrastructure; and

C.

Tradeology agrees to be the provider of technical and maintenance services to CATI for CATI’s operation of the an IP platform it owns, and CATI hereby agrees to accept such technical and maintenance services.

THEREFORE, the Parties through friendly negotiation and based on the principle of equality and mutual benefit, enter into the Agreement as follows:

1.	Technical Services; Ownership and Exclusive Interests

1.1	During the term of this Agreement, Tradeology agrees to provide the relevant technical and maintenance services to CATI (as specified in Appendix 1, the "Services") in accordance with this Agreement.

1.2

CATI hereby agrees to accept the Services. CATI further agrees that, during the term of this Agreement, it shall not utilize any third party to provide such Services for such above-mentioned business without the prior written consent of Tradeology.

1.3

CATI shall be the sole and exclusive owner of all rights, title, interests and intellectual property rights arising from the performance of this Agreement, including, but not limited to, any copyrights, patent, know-how, commercial secrets and otherwise, whether developed by CATI or Tradeology based on CATI's intellectual property.

2.	Calculation and Payment of the Fee for Technical and Maintenance Services (the "Fee")

The Parties agree that the Fee under this Agreement shall be determined according to Appendix 2.

3.	Representations and Warranties

3.1	CATI hereby represents and warrants as follows:

3.1.1	CATI is a company duly registered and validly existing under the laws of the State of Nevada in the United States of America (USA);

3.1.2

CATI has full right, power, authority and capacity and all consents and approvals of any other third party and government necessary to execute and perform this Agreement, which shall not be against any enforceable and effective laws or contracts;

3.1.3	The Agreement will constitute a legal, valid and binding agreement of CATI enforceable against it in accordance with its terms upon its execution.

3.2	Tradeology hereby represents and warrants as follows:

3.2.1	Tradeology is a company duly registered and validly existing under the laws of Singapore.

3.2.2

Tradeology has full right, power, authority and capacity and all consents and approvals of any other third party and government necessary to execute and perform this Agreement, which shall not be against any enforceable and effective laws or contracts.

3.2.3	Once the Agreement has been duly executed by the Parties, it will constitute a legal, valid and binding agreement of Tradeology enforceable against it in accordance with its terms upon its execution.

4.	Confidentiality

4.1

Tradeology agrees to use all reasonable means to protect and maintain the confidentiality of CATI's confidential data and information acknowledged or received by Tradeology  by providing the Services to CATI (collectively the "Confidential Information"). Tradeology shall not disclose or transfer any Confidential Information to any third party without CATI's prior written consent. Upon termination or expiration of this Agreement, Tradeology shall, at CATI's option, return all and any documents, information or software containing any of such Confidential Information to CATI or destroy it, delete all of such Confidential Information from any memory devices, and cease to use them. Tradeology shall take necessary measures to keep the Confidential Information to the employees, agents or professional consultants of Tradeology for whom it is necessary to know such Information and procure them to observe the confidential obligations hereunder.

4.2	The limitation stipulated in Clause 4.1 shall not apply to:

4.2.1	the materials available to the public at the time of disclosure;

4.2.2	the materials that become available to the public after the disclosure without fault of Tradeology;

4.2.3	the materials Tradeology prove to have obtained the control thereof neither directly nor indirectly from any other party before the disclosure;

4.2.4

the information that each Party is required by law to disclose to relevant government authorities, stock exchange institute, or the above Confidential Information that is necessary to be disclosed directly to the legal counselor and financial consultant in order to maintain its usual business.

4.3	Both Parties agree that this article shall survive the modification, elimination or termination of this Agreement.

5.	Indemnity

In the event that a Party fails to comply with any of its obligations hereunder and such failure results in direct losses to the other Party, the defaulting Party shall make full and effective compensation to the other Party promptly upon receipt of a written notice from the non-defaulting Party. The compensation that the defaulting Party shall pay to the non-defaulting Party for its defaulting action shall be equivalent to the actual losses caused by its default, which shall not include special, consequential or punitive damages or compensation for lost profit. If the failure renders impossible the continued performance of this Agreement, the other Party shall have the right to terminate this Agreement.

6.	Effective Date and Term

6.1

This Agreement shall be effective October 1, 2014 upon signed by the Parties hereunder. The term of this Agreement is one (01) year, unless earlier terminated as set forth in this Agreement or in accordance with the terms set forth in a written agreement entered into by both Parties.

6.2	This Agreement shall be automatically extended for another one (01) year except if CATI gives its written notice terminating this Agreement two (2) months before the expiration of this Agreement.

7.	Termination

7.1	This Agreement shall expire on the date due unless this Agreement is extended as set forth in the relevant terms hereunder.

7.2

During the term of this Agreement, Tradeology is not permitted to terminate this Agreement early, except as provided in Clause 5 above. Notwithstanding the foregoing, CATI may terminate this Agreement at any time with a written notice to Tradeology thirty (30) days before such termination. If CATI terminates the Agreement early for reasons attributable to Tradeology, Tradeology shall be obligated to compensate all the losses caused thereby to CATI and shall pay the relevant fees for the services provided.

7.3	Clause 4, 5 and 8 shall survive the termination or expiration of this Agreement.

8.	Settlement of Disputes

8.1

This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada without regard to principles of conflicts of laws. Any action brought by either Party against the other concerning the transactions contemplated by this Agreement shall be brought only in the state courts of Nevada or in the federal courts located in the city of Las Vegas. The Parties hereby irrevocably waive any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens. The Parties waive trial by jury.

8.2	Each Party shall continue to perform its obligations in good faith according to the provisions of this Agreement except for the matters in dispute.

9.	Force Majeure

9.1

Force Majeure, which includes but is not limited to, acts of governments, acts of nature, fire, explosion, typhoon, flood, earthquake, tide, lightning, war, means any event that is beyond the Party's reasonable control and cannot be prevented with reasonable care. However, any shortage of credit, capital or finance shall not be regarded as an event of Force Majeure. The affected Party who is claiming to be not liable to its failure of fulfilling this Agreement by Force Majeure shall inform the other Party, without delay, of the approaches of the performance of this Agreement by the affected Party.

9.2

In the event that the affected Party is delayed in or prevented from performing its obligations under this Agreement by Force Majeure, only within the scope of such delay or prevention, the affected Party will not be responsible for any damage by reason of such a failure or delay of performance. The affected Party shall take appropriate means to minimize or remove the effects of Force Majeure and attempt to resume performance of the obligations delayed or prevented by the event of Force Majeure. After the event of Force Majeure is removed, both Parties agree to resume performance of this Agreement with their best efforts.

10.	Notices

Notices or other communications required to be given by any Party pursuant to this Agreement shall be written in English and shall be deemed to be duly given when it is delivered personally or sent by registered mail or postage prepaid mail or by a recognized courier service to the address of the relevant Party or Parties set forth below.

Clone Algo Technologies Inc.
Legal Address: 3753 Howard Hughes Parkway, Suite 200 Las Vegas, NV 89169, USA Attention: Mr. Nakul Gupta

Tradeology Ltd.
Legal Address: 1 Changi North, Street 1, Lobby 1 Singapore 498789 Attention: Mr. T. Thiru

11.	Assignment

Tradeology shall not assign its rights or obligations under this Agreement to any third party without the prior written consent of CATI. CATI may transfer its rights or obligations under this Agreement to any third party without the consent of Tradeology, but shall inform Tradeology of the above assignment.

12.	Severability

Any provision of this Agreement that is invalid or unenforceable because of any inconsistency with relevant law shall be ineffective or unenforceable within such jurisdiction where the relevant law governs, without affecting in any way the remaining provisions hereof.

13.	Amendment and Supplement

Any amendment and supplement of this Agreement shall come into force only after a written agreement is signed by both Parties. The amendment and supplement duly executed by both Parties shall be part of this Agreement and shall have the same legal effect as this Agreement.

This Agreement amends and restates the Technical and Maintenance Service Agreement and the Supplementary Agreement for the Technical and Maintenance Service Agreement entered into by the Parties before the date of this Agreement ("Previous Agreements"). In the event of any discrepancy between this Agreement and any Previous Agreement, this Agreement shall prevail to the extent of the discrepant provisions.

14.	Governing Law

The execution, validity, performance and interpretation of this Agreement shall be governed by and construed in accordance with the laws of the state of Nevada in the USA.

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed on their behalf by a duly authorized representative as of the date first written above.

Clone Algo Technologies Inc.

By:	/s/ Nakul Gupta
Authorized Representative: Mr. Nakul Gupta

Tradeology Ltd.

By:	/s/T. Thiru
Authorized Representative: Mr. T. Thiru

APPENDIX 1: THE LIST OF TECHNICAL AND MAINTENANCE SERVICES

Tradeology shall provide Services to CATI, which shall include without limitation the following (to the extent permitted under applicable US laws and regulations):

1.	maintenance of servers;

2.	development, update and upgrading of server application software and its application in ICP business;

3.	development, update and upgrading of web-user application and mobile application software;

4.	e-commerce technical services;

5.	training of technical staff;

6.	technical consulting services related to CATI's business; and

7.	other reasonable technical services requested by CATI.

APPENDIX 2: CALCULATION AND PAYMENT OF THE FEE FOR TECHNICAL AND MAINTENANCE SERVICES

During the term of this Agreement, the Fee payable by CATI to Tradeology for the Services rendered according to Appendix 1 shall be based on the specific Fee rate provided by CATI.

Notwithstanding the forgoing, CATI shall have the right to adjust at any time the Fee rate based on the quantity, easiness, urgency of the Services provided by it to Tradeology and other factors and calculate the Fee payable by Tradeology based on this rate. Unless there is an obvious fault or material mistake in the rate, the Fee calculated based on this rate shall be the final amount; CATI shall issue the bill to Tradeology in accordance with this amount and Tradeology shall pay the bill within three days upon receipt of the bill.

During the term of this Agreement, CATI shall have the right to waive the Fee(s) under any bill(s) at its sole discretion without the consent of Tradeology.

Date of Start of Agreement	Termination of This Agreement	Total Annual Fee for the Services Rendered (USD)	Fee/ Charges per month (USD)

01-October-2014	30-September-2015	$400,000	$33,333